Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Post-Effective Amendment No. A-1 on Form S-8 to the Registration Statement No. 333-84264 on Form S-4 of our report dated January 31, 2000, except as to Note 2, which is as of February 22, 2000, relating to the consolidated financial statements of Northern States Power Company as of and for the year ended December 31, 1999, which appears in Xcel Energy Inc.’s Annual Report on Form 10-K dated March 29, 2002. We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Post-Effective Amendment to the Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Minneapolis, Minnesota
June 6, 2002